                                                             EXHIBIT 99

                                                   MONSANTO COMPANY AND SUBSIDIARIES
                                         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                    Nine Months Ended
                                                        Sept. 30,                             Year Ended Dec. 31,
                                                    -----------------        ----------------------------------------------------
                                                    1999         1998        1998        1997        1996        1995        1994
                                                    ----         ----        ----        ----        ----        ----        ----
Income from continuing operations
   before provision for income taxes               $  700<F*>    $494<F*>    $(85)<F*>   $127<F*>    $356<F*>    $533<F*>    $478
Add
   Fixed charges                                      340         180         269         188         131         133         123
   Less capitalized interest                          (18)         (6)        (12)        (13)         (8)         (4)         (3)
   Dividends from affiliated companies                 --           1           1           1           3           1           0
Less equity income (add equity loss)
   of affiliated companies                             24          11          35          (6)         32         (12)         (0)
                                                   ------        ----        ----        ----        ----        ----        ----
         Income as adjusted                        $1,046        $680        $208        $297        $514        $651        $598
                                                   ======        ====        ====        ====        ====        ====        ====


Fixed charges
   Interest expense                                  $287        $144        $210        $135        $ 83        $ 92         $88
   Capitalized interest                                18           6          12          13           8           4           3
   Portion of rents representative
      of interest factor                               35          30          47          40          40          37          32
                                                   ------        ----        ----        ----        ----        ----        ----
         Fixed charges                             $  340        $180        $269        $188        $131        $133        $123
                                                   ======        ====        ====        ====        ====        ====        ====


Ratio of earnings to fixed charges                   3.08        3.78        0.77        1.58        3.92        4.89        4.86
                                                     ====        ====        ====        ====        ====        ====        ====

<F*> Includes charges for restructuring, acquired in-process research and development, and other unusual items of $38 million and $202 million for the nine months ended September 30, 1999 and 1998, respectively and $762 million, $663 million, $327 million, and $24 million for the years ended December 31, 1998, 1997, 1996, and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 3.19 and 4.89 for the nine months ended September 30,1999 and 1998, respectively and 3.61, 4.95, 6.42, and 5.08 for the years ended December 31, 1998, l997, 1996, and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994.
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